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                                                                EXHIBIT (10)(q)


                                    AGREEMENT

                  This AGREEMENT (the "Agreement") is made and entered into on and as of December 22, 1999, by and between Delphi Automotive Systems Corporation, a Delaware corporation ("Delphi"), and General Motors Corporation, a Delaware corporation ("GM").

                                    RECITALS

                  WHEREAS, on September 16, 1998, Delphi was incorporated as a wholly-owned subsidiary of GM; and

                  WHEREAS, effective as of January 1, 1999, GM contributed to Delphi the assets, and Delphi assumed the liabilities, comprising the business of the Delphi Automotive Systems business sector of GM; and

                  WHEREAS, the foregoing liabilities assumed by Delphi included certain obligations arising under contracts with the International Union, United Automotive, Aerospace and Agricultural Implement Workers of America (the "UAW") to provide benefits and coverages to hourly workers; and

                  WHEREAS, in connection with the foregoing, GM and Delphi entered into various agreements that set forth certain covenants of Delphi as to continuity of business, limitations on the incurrence of indebtedness and other matters; and

                  WHEREAS, on February 10, 1999, Delphi consummated an initial public offering of 100,000,000 shares of its common stock; and

                  WHEREAS, on May 28, 1999, GM distributed 452,565,000 shares of Delphi common stock as a dividend to holders of GM $1-2/3 par value common stock and contributed 12,435,000 shares of Delphi common stock to a trust for the benefit of GM employees, with the effect that GM divested its entire equity interest in Delphi on that date; and

                  WHEREAS, in connection with the collective bargaining between and among GM, Delphi and the UAW relating to, among other things, the effects of the separation of GM and Delphi on the collective bargaining agreements in existence at the time of the separation, the UAW has required that GM enter into an agreement (the "Benefit Guarantee") to the effect that in the event that Delphi or its successor company(ies) ceases doing business or becomes subject to Financial Distress (as defined in the Benefit Guarantee) that affects the benefits provided to certain UAW members, GM would guarantee the provision of certain benefits for such members; and

                  WHEREAS, GM has entered into the Benefit Guarantee in the form annexed hereto as Exhibit A.

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                  NOW, THEREFORE, in consideration of the premises and the
covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

(A) The parties acknowledge that the Benefit Guarantee has been included in the 1999-2003 GM-UAW National Agreement, in the form set forth on Exhibit A.

(B)               Until the expiration or termination of the Benefit Guarantee:

                  Delphi shall not, without consulting with GM at least five days in advance (or if such notice is not reasonably possible, such lesser amount of time as is reasonably possible, but in any event not less than 24 hours), take or permit any of its subsidiaries (or other affiliates controlled by it) to take any of the following actions:

                  1. Other than for fair value, the sale, transfer or other disposition of assets in any single transaction or series of related transactions, including shares of capital stock of any of its subsidiaries, that in the aggregate constitute more than 60% of the consolidated gross assets of Delphi and its direct and indirect subsidiaries; or

                  2. The entering into of any single transaction or series of related transactions which, if consummated, would cause Delphi's "Consolidated Leverage Ratio" to exceed 3.25:1.00 (as defined and measured in the Delphi Competitive Advance and Revolving Credit Facility with Chase Manhattan Bank as agent, dated as of January 4, 1999 as in effect on the date hereof).

(C)               Until the expiration or termination of the Benefit Guarantee:

                  1. Delphi shall not, without GM's prior written consent (which shall not be unreasonably delayed or withheld) voluntarily liquidate or dissolve Delphi, Delco Electronics Corporation, Delphi Automotive Systems LLC or Delphi Automotive Systems (Holding), Inc. or any of their "significant subsidiaries" (as defined in Regulation S-X (17 CFR 210) or their respective successor entities or cause or permit any of such entities voluntarily to enter into any proceeding relating to its bankruptcy or insolvency (or similar reorganization under statutes for the protection of creditors), in each case only to the extent permitted by law, and subject to the fiduciary obligations of Delphi's board of directors;

                  2. Delphi shall not, without GM's prior written consent (which shall not be unreasonably delayed or withheld) merge, consolidate or consummate a similar business combination involving Delphi unless (A) Delphi is the surviving entity and the ultimate controlling parent entity of its affiliated group of companies (a "UCPE") or (B) if as a result of such transaction Delphi is not the surviving entity or Delphi (or its successor) is controlled

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                           by another UCPE, then, in either case, under this
                           Section C(2)(B): (i) such UCPE (if any) and the successor entity (if other than Delphi) shall expressly assume Delphi's obligations hereunder by an agreement substantially in the form of Exhibit B hereto or otherwise in form reasonably satisfactory to GM, and (ii) immediately after giving effect to such merger, consolidation or other similar business combination, Delphi or the successor entity (if other than Delphi) and the UCPE (if any) shall not be in violation of its obligations under this Agreement;

                  3. Delphi shall not, without GM's prior written consent (which shall not be unreasonably delayed or withheld) enter into any single transaction or series of related transactions which, if consummated, would cause Delphi's credit rating to be downgraded below B1 from Moody's or B+ from Standard & Poor's (whether or not such a downgrade might constitute Financial Distress under the Benefit Guarantee);

                  4. Delphi shall not, without GM's prior written consent (which shall not be unreasonably delayed or withheld) enter into any single transaction or series of related transactions which, if consummated, would cause the independent auditors of Delphi to qualify their opinion regarding Delphi's financial statements as they relate to Delphi's ability to continue to operate as a going concern; and

                  5. Delphi shall not, without GM's prior written consent (which shall not be unreasonably delayed or withheld), permit any of its subsidiaries (or other affiliates controlled by it) to take any actions which would cause Delphi to violate paragraphs (2),
                           (3) or (4) of this Section C.

(D) If the Chief Financial Officer of Delphi shall at any time believe that it is more likely than not that GM would become obligated to provide any benefits pursuant to the Benefit Guarantee, then Delphi shall immediately notify the Chief Financial Officer of GM in writing of such event (the "Notice"). The Notice shall state with particularity the facts and circumstances giving rise to such event, and, to the extent practicable, the estimated timing and scope of any benefits that GM might be required to provide pursuant to the Benefit Guarantee.

(E) Promptly after the delivery of the Notice to GM and with a view towards promoting the best interests of both companies, Delphi and GM shall cooperate with each other in all reasonable respects and work together in good faith to consider reasonable alternatives, identify appropriate actions and enter into reasonable arrangements which would enable Delphi to continue to satisfy its benefit obligations to its employees such that GM would not become obligated to provide any benefits pursuant to the Benefit Guarantee.

(F)               1.       In the event that Delphi either fails or refuses to
                           provide or reduces the level of the benefits it provides to its employees such that, after 60 days, the continuation of such failure, refusal or reduction would cause GM to become

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                           obligated to provide any benefits pursuant to the
                           Benefit Guarantee, then Delphi shall promptly grant to GM and GM's outside advisors reasonable access to the relevant financial and other information relating to Delphi's financial condition and to the benefits provided to UAW employees which Delphi can produce without an unreasonable burden and which GM reasonably requires to enable GM (i) to assess Delphi's financial condition, including, but not limited to, the nature of its Financial Distress, and
                           (ii) to verify the timing and scope of any benefits that GM might be required to provide pursuant to the Benefit Guarantee. Notwithstanding the foregoing, Delphi shall not be required to provide access to any information regarding pricing or profitability with any customer or supplier, information which Delphi determines is competitively sensitive or the disclosure of which to GM would violate any confidentiality agreement of Delphi or violate any requirement of law.

                  2. Except as may be required by law, regulatory authority or legal process, GM shall not disclose or use any of the information furnished or to be furnished by Delphi or its representatives to GM in connection with this Agreement at any time or in any manner other than as expressly contemplated by this Agreement. GM may disclose such information to such of its directors, employees and advisors as it determines have a need to know and who agree to be bound by these confidentiality provisions, but in no event shall it disclose such information to its purchasing employees. GM shall be responsible for any breach of this Section F(2) by any such persons.

(G) If GM shall at any time become obligated to provide any benefits pursuant to the Benefit Guarantee, Delphi shall use all reasonable commercial efforts to, as soon as practicable thereafter, re-assume all obligations for the provision of such benefits to its employees such that GM is relieved of its obligations under the Benefit Guarantee.

(H) Delphi shall indemnify and hold harmless GM and its affiliates from and against any and all losses and liabilities, if any, relating to (i) all benefits provided by GM pursuant to the Benefit Guarantee, (ii) all third party claims or settlements relating to any benefits provided by GM pursuant to the Benefit Guarantee, (iii) all collection efforts by or on behalf of GM relating to the losses and liabilities described in clauses (i) and (ii) hereof and (iv) any breach by Delphi of any of the provisions of this Agreement. If GM incurs such losses or liabilities, Delphi and GM shall immediately enter into an indebtedness agreement evidencing and providing security for Delphi's indemnification obligations hereunder. Such agreement shall specify that all amounts for which Delphi is, at such time and thereafter, required to indemnify GM hereunder shall be deemed to be principal thereunder and shall accrue interest at a market rate of interest commensurate with Delphi's long-term credit rating at the time such agreement is executed.

(I) This Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware. Any action to enforce or interpret any

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                  provision of this Agreement shall be brought exclusively in the state or federal courts of the State of Delaware.

(J) Delphi and GM each acknowledge and agree that the breach by it of any term or provision of this Agreement, or the breach by it or any of its subsidiaries, affiliates or the persons mentioned in paragraph F(2) of their respective obligations hereunder, will materially and irreparably harm the other party, that monetary damages will not provide an adequate remedy for such breach and that such other party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have in law or at equity, may, after five days (or such shorter time as such other party reasonably determines is required to avoid irreparable harm to it, but in all cases not less than 24 hours) prior written notice to the breaching party, apply to any court of law or equity of competent jurisdiction (without posting of any bond or deposit) for specific performance, injunctive relief or other equitable remedies in order to enforce this Agreement or prevent any breach of the terms hereof.

(K) Delphi agrees that the foregoing is in addition and not in lieu of the covenants previously provided to GM in connection with the separation of Delphi from GM.

(L) This Agreement, and Delphi's obligations hereunder (other than any indemnification obligations under paragraph H), shall terminate at midnight on the later of (i) the eighth anniversary of the Effective Date of the 1999-2003 GM-UAW National Agreement or (ii) if and to the extent appropriate, the expiration of any obligations of GM to provide benefits pursuant to the Benefit Guarantee, provided however, that Delphi's obligations shall not be extended by reason of any extension of the term of GM's obligations to the UAW under the Benefit Guarantee as in effect as of the date hereof, unless Delphi shall have consented in writing to any such extension.

(M) GM intends to request a supplemental ruling from the IRS concerning, among other things, whether and to what extent, if at all, the private letter ruling received by GM from the IRS dated January 12, 1999 concerning the tax-free nature of the spin-off of Delphi from GM is affected by this Agreement and the agreements, including the Benefit Guarantee, entered into between GM and the UAW in connection with their 1999 bargaining for a new labor contract. Although GM does not expect the IRS to modify the validity of the favorable letter ruling, it may, after assessing the IRS review of the agreements, engage in further review of those agreements with the UAW in order to seek modifications thereto which preserve the effectiveness of the tax-free ruling from the IRS as well as the protections sought by the UAW for its members in those agreements. If and to the extent any modifications to those agreements are agreed to between GM and the UAW which limit or otherwise modify the duration or scope of the obligations of GM under the Benefit Guarantee, GM and Delphi shall promptly negotiate in good faith and modify the provisions of this Agreement for the purpose of causing Delphi to provide to GM benefits and rights, consistent with those contained herein, which in
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                  substantially the same manner as is accomplished in this
                  Agreement, correspond to and functionally support the obligations of GM under the Benefit Guarantee as it may be modified.

(N) If any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be construed to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

(O) Except as expressly provided herein, neither party may assign any of its rights hereunder without the prior written consent of the other party hereto. This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors and assigns and for the benefit of no other person or entity, provided, however, that the promissory note issued by Delphi to GM, pursuant to the Supplement to U.S. Employee Matters Agreement, is subject to acceleration upon violation by Delphi of its obligations hereunder (whether such note is held by GM or a permitted transferee of GM).

(P) This Agreement constitutes the entire agreement between the parties hereto with respect to its subject matter and supersedes all prior oral or written agreements, understandings and representations to the extent that they relate in any way to the subject matter of this Agreement.

                                    ********
                  IN WITNESS WHEREOF, the parties have duly executed this Agreement on and as of the date first above written.

GENERAL MOTORS CORPORATION

By: /s/ Eric Feldstein
   --------------------
Title: Treasurer

DELPHI AUTOMOTIVE SYSTEMS CORPORATION

By: /s/ J.T. Battenberg III
   -------------------------
Title:Chief Executive Officer and President




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